Sears Roebuck Acceptance Corp.            Exhibit 4(kk)
                             3711 Kennett Pike
                           Greenville, Delaware 19807

October 30, 1998


Huntington Banks
Vice President
Global Services
The Huntington National Bank
6620 Parkdale Place
Suite R
Indianapolis, IN 46254
Attention: Ms. Christin A. Fulton, CCM

Morgan Guaranty Trust Company of New York, as Agent
60 Wall Street
New York, NY 10260
Attention- Mr. John Mikolay

Ladies and Gentlemen:

Each of Sears Roebuck Acceptance Corp. (the "Borrower") and The Huntington National Bank (the "New Bank") refers to the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of April 28, 1997 and as amended to date among the Borrower, the Banks parties thereto, the Senior Managing Agent, Managing Agents, Co-Arrangers, Co-Agents and Lead Managers referred to therein, and Morgan Guaranty Trust Company of New York, as Agent, and to the provisions of Section 2.17 of the Credit Agreement ("Section 2.17") providing for an increase of the aggregate amount of the Commitments at the option of the Borrower. This letter (the "Letter") is being delivered in satisfaction of the requirement in Section 2.17 that the Borrower and the New Bank deliver an instrument in form satisfactory to the Agent with respect to any increase of Commitments thereunder. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

1.	The Borrower hereby designates the New Bank to become a Bank under the Credit Agreement with a Commitment of $60,000,000 (the "New
Commitment Amount") and with a Termination Date of April 22, 2003 (the "New Termination Date"). The New Bank hereby accepts such designation and agrees, upon the effectiveness of this Letter as provided in Section
4 below, to be a Bank in all respects, and to have all of the rights and be obligated to perform the obligations of a Bank, under the Credit Agreement, with a Commitment equal to the New Commitment Amount and a Termination Date initially of the New Termination Date.

2.	The Borrower represents and warrants that:

(a) on and as of the date hereof, and after giving effect to the increase in Commitments contemplated by this Letter, (i) no Default has occurred and is continuing and (ii) each of the representations and warranties of the Borrower in the Credit Agreement is true and correct in all material respects;

(b) no Commitment of any Bank shall exceed, as a result of such increase provided by this Letter,10% of the aggregate amount of the Commitments (after giving effect to such increase); and

(c) the amount of the increase provided by this Letter is the first increase in the aggregate amount of the Commitments pursuant to
Section 2.17; accordingly, the aggregate amount of all increases in the Commitments pursuant to Section 2.17 since the date of the Credit Agreement does not exceed $1,250,000,000.

  New Bank
3.	The Assignee represents to the Borrower and the Agent that it is not a Non-U.S. Bank.

4.	This Letter (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and (iii) shall become effective as of October 30, 1998, provided that on or prior to such date the Agent shall have received from each of the Borrower and the New Bank and the Agent a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Agent) that such party has signed a counterpart hereof. The execution of a counterpart hereof by the Agent shall constitute the Agent's prior written consent to the designation of the New Bank as a Bank.

                                      Very truly yours,


                                      SEARS ROEBUCK ACCEPTANCE CORP.


                                      By /s/George F. Slook
                                      Name:  George F. Slook
                                      Title:  Vice President, Finance


THE HUNTINGTON NATIONAL BANK


By /s/Carol Degner
Name:  Carol Degner
Title: Sr. Vice President

Consented to as of the date first written above:
MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
AS AGENT
By /s/Glenda Irving
Name: Glenda Irving
Title: Vice President

By /s/Robert Bottamedi
Name: Robert Bottamedi
Title: Vice President